Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-67808, 333-90984, 333-110426 and 333-136742) and Form S-8 (Nos. 333-31930, 333-60984, 333-114271, 333-117662, 333-136737 and 333-136738) of Ultralife Batteries, Inc. of our report dated October 19, 2007 relating to the financial statements of Innovative Solutions Consulting, Inc. as of and for the year ended December 31, 2006, which appears in the Current Report on Form 8-K of Ultralife Batteries, Inc. filed with the Securities and Exchange Commission on October 4, 2007, as amended.
/s/ Bonadio & Co., LLP
Rochester, New York
October 31, 2007